Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

ZEEKR Intelligent Technology Holding Limited

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Proposed
Maximum
		Security	Fee Calculation or		Offering
	Security	Class	Carry Forward	Amount	Price	Maximum Aggregate		Amount of
	Type	Title (1)	Rule	Registered	Per Unit	Offering Price	Fee Rate	Registration Fee
Fees to Be Paid	Equity	Ordinary shares, par value US$0.0002 per share	Rule 457(a)	201,250,000	US$2.1	US$372,625,000 (2)(3)	0.0001476	US$54,999.45

Fees Previously Paid	Equity	Ordinary shares, par value US$0.0002 per share	Rule 457(o)	—	—	US$50,000,000 (4)		US$7,380.00

		Total Offering Amount				US$422,625,000		US$62,379.45
		Total Fees Previously Paid						US$7,380.00
		Total Fee Offsets						N/A
		Net Fee Due						US$54,999.45

(1)	American depositary shares issuable upon deposit of ordinary shares registered hereby will be registered under a separate registration statement on Form F-6, as amended. Each American depositary share represents ten ordinary shares.

(2)	Includes (a) ordinary shares represented by ADSs that may be purchased by the underwriters pursuant to their over-allotment option, and (b) all ordinary shares represented by ADSs initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(4)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.